Exhibit 10.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF REORGANIZATION

AMENDMENT NO. 1, dated as of January 1, 2008, to the Agreement and Plan of Reorganization (“Agreement”), made and entered into as of July 30, 2007, by and among Ascend Acquisition Corp., a Delaware corporation (“Parent”), Ascend Company Limited, a Bermuda limited company that is owned by Don K. Rice as nominee for Parent (“Amalgamation Sub”), ePak Holdings Limited (“EHL”), a limited liability company incorporated in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), and e.Pak Resources (S) Pte. Ltd., a Singapore limited company and wholly owned subsidiary of EHL (“Company”).

IT IS AGREED that the Agreement is hereby amended and modified as provided herein.

1. All references in the Agreement to “Continuing Corporation” shall mean “Amalgamation Sub.” All references in the Agreement to “Escrow Period” shall mean “Indemnification Period.”

2. Section 1.1 is hereby restated in its entirety to read as follows:

“1.1 The Acquisition. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws, the parties hereto shall consummate the Acquisition, by which (a) all of the outstanding securities of Parent shall be exchanged for securities of Continuing Corporation in like number and tenor, (b) Parent shall become a wholly owned subsidiary of Continuing Corporation, (c) concurrently therewith, Continuing Corporation shall acquire all of the issued share capital of the Company (the “Share Transfer”) and (d) the Company shall become a wholly owned subsidiary of Continuing Corporation.

3. Section 1.3(a) is hereby deleted and the section reference reserved.

4. Section 1.7(b)(x) is hereby restated in its entirety to read as follows:

“Notwithstanding anything the contrary contained in this Agreement, for purposes of this Section 1.7(b), if EBITDA is (a) within the range from and including $6,341,250 to and including $7,008,750, EBITDA shall be deemed equal to $6,675,000; (b) equal to or less than $5,673,750, EBITDA shall be deemed to be $5,673,750; and (c) equal to or greater than $8,010,000, EBITDA shall be deemed to be $8,010,000. Further, notwithstanding anything to the contrary contained in this Agreement, the number of Transaction Shares to be issued at Closing, including after giving effect to any adjustments prescribed by Section 1.7(b)(xi), shall not be less than that number necessary to represent, immediately following Closing, 50.1% of the Continuing Corporation Common Shares then outstanding on an after-issued basis and without giving any effect to the Assumed Option Shares.”

5. Section 1.7(b)(xi) is hereby restated in its entirety to read as follows:

“(xi) As soon as practicable following the Effective Time (but no later than forty-five (45) days thereafter), the Continuing Corporation shall deliver to the Representative a final computation (the “Parent Effective Time Liabilities Calculation”) of the Parent Effective Time Liabilities. If the Representative agrees with the Parent Effective Time Liabilities Calculation or does not object to such computation within fifteen (15) days after its receipt of such computation by delivering a Parent Effective Time Liabilities Objection Notice (as defined below) to the Continuing Corporation, the Parent Effective Time Liabilities Calculation shall be deemed to be final and conclusive and shall be binding on the Continuing Corporation, EHL, the Representative and each of the holders of the capital stock of the Continuing Corporation. If the

Representative disagrees with the Parent Effective Time Liabilities Calculation, the Representative shall, within fifteen (15) days after receipt of the Parent Effective Time Liabilities Calculation, deliver a notice (a “Parent Liabilities Objection Notice”) to the Continuing Corporation setting forth the Representative’s proposed calculation of the amount of Parent Effective Time Liabilities. The Committee, on behalf of the Continuing Corporation, and the Representative will use their respective commercially reasonable efforts to resolve any disagreements as to the computation of the amount of Parent Effective Time Liabilities, but if they do not obtain a final resolution within the 90-day period following the Closing, or there is otherwise a dispute with respect to the number of Transaction Shares issued at Closing, including a dispute with respect to any values used in the computation thereof pursuant to this Agreement, that is not resolved by the end of such period, the Committee or the Representative shall instruct the PCOAB-registered accounting firm then serving as Continuing Corporation’s independent accounting firm to review all of the above calculations and relevant financial information available at the time of such review and deliver a statement of its determination of each calculation in dispute, including the number of Transaction Shares that would have been issued at Closing had such accounting firm’s calculations been utilized at Closing (the “Transaction Share True-up”). The Transaction Share True-up shall be binding on the parties and any difference between the number of Transaction Shares issuable under the Transaction Share True-up and the actual number of Transaction Shares issued at Closing (the “Actual Issuance”) shall be remedied as follows: If the Actual Issuance is greater than the Transaction Share True-up (“Overage”), EHL shall return to Continuing Corporation, on demand, for cancellation, that number of Transaction Shares received by it necessary to fully cover the Overage. If the Transaction Share True-up is greater than the Actual Issuance (“Shortage”), Continuing Corporation shall, as soon as practicable, issue to EHL (or to such other persons as EHL instructs Continuing Corporation in writing) that number of additional Continuing Corporation Common Shares equal to the Shortage.”

6. Section 1.8(a) is hereby restated in its entirety to read as follows:

“(a) Issuance Procedures. At the Closing, Continuing Corporation shall issue to EHL, and EHL shall receive, certificates representing the Transaction Shares issuable pursuant to this Agreement.”

7. Section 1.13 is deleted in its entirety and the Section reference is hereby reserved.

8. Section 1.14(e) is hereby restated in its entirety to read as follows:

“(e) Payment Schedule. At or following the Closing, EHL will distribute the Transaction Consideration to the holders of its equity securities in connection with, or prior to, a plan of liquidation and dissolution to be approved by its shareholders. Upon such distribution, EHL shall deliver to the Continuing Corporation a schedule setting forth the name, address and percentage interest of each such securityholder in any Transaction Consideration to be paid thereafter pursuant to this Section 1.14 (the “Payment Schedule”). Any payment of Transaction Consideration pursuant to this Section 1.14 shall thereafter be distributed in accordance with the Payment Schedule.”

9. Section 1.17 is hereby restated in its entirety to read as follows:

“1.17 Committee and Representative for Purposes of Indemnification.

(a) Committee. At or prior to the Closing, the current stockholders of Parent who are parties to the Voting Agreement (as defined in Section 6.2(k)) shall designate one or more of the designees to the Continuing Corporation’s board of directors as a committee to act on behalf of Continuing Corporation and to take all necessary actions and make all decisions with respect to Continuing Corporation’s rights and obligations under the Article VII of this Agreement. In the event of a vacancy in such committee, the Board of Directors of Continuing Corporation shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Continuing Corporation and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII.

(b) Representative. Hock Voon Loo shall be appointed to represent the interests of the recipients of Transaction Consideration for purposes of Article VII of this Agreement. If such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Continuing Corporation who served as directors of the Company prior to the Acquisition shall appoint a successor. Such Person or successor is intended to be the “Representative” referred to in Section 1.13(a) and Article VII.”

10. Sections 2.28 and 3.28 are hereby deleted in their entirety.

11. Section 6.1(h) is hereby deleted in its entirety.

12. Section 7.1 is hereby amended to add the following clause (f) to the end of such Section:

“(f) In order to make a claim for indemnification pursuant to this Article VII (“Indemnity Claim”), if Parent Indemnitees are seeking indemnification, the Parent Indemnities acting through the Committee must give notice to the Representative, or if Recipient Indemnitees are seeking indemnification, the Recipient Indemnitees acting through the Representative must give notice to the Committee, within five (5) business days prior to the end of the period set forth in Section 7.3(a) specifying (i) the covenant, representation, warranty or agreement contained in this Agreement which asserts has been breached or otherwise entitles the Indemnities to indemnification pursuant to this Article VII, (ii) in reasonable detail, the nature and dollar amount of each individual item of any Losses related to such Indemnity Claim, the date each such item was paid or properly accrued or arose, and the nature of the inaccuracy, breach or non-fulfillment to which such item is related, (iii) whether the Indemnity Claim results from a Third Party Claim (as defined below) and (vi) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance (an “Indemnity Notice”). If the Committee and the Representative cannot resolve any dispute among such parties within 60 days after the delivery of the Indemnity Notice, then such dispute shall be submitted (and either party may submit such dispute) for arbitration pursuant to the provisions of Section 10.12 of this Agreement. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of other expenses of the arbitration. The arbitrator shall render his decision within 130 days after his appointment and may award costs to either the Committee or the Representative if, in his sole opinion reasonably exercised, the claims made by any other party had no reasonable basis and were arbitrary and capricious. Such decision and award shall be in writing and shall be final and conclusive on the parties, and counterpart copies thereof shall be delivered to each of the parties. Judgment may be obtained on the decision of the arbitrator so rendered in any Texas state court sitting in Travis County, or any federal court sitting in Travis County, having jurisdiction, and may be enforced in accordance with the law of the State of Texas. If the arbitrator shall fail to render his decision or award within such 130-day period, either the Committee or the Representative may apply to any Texas state court sitting in Travis County, or any federal court sitting in Travis County, then having jurisdiction, by action, proceeding or otherwise, as may be proper to determine the matter in dispute consistently with the provisions of this Agreement. The parties consent to the exclusive jurisdiction of the Texas state courts having jurisdiction and sitting in Travis County, or any federal court sitting in Travis County, for this purpose.”

13. Section 7.2(g) is hereby restated in its entirety to read as follows:

“(g) Indemnifying Party Consent. Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss.”

14. Section 7.3(a) is hereby restated in its entirety to read as follows:

“(a) Survival: Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by a Party to another in connection with this Agreement (including any closing certificates pursuant to Section 6.3) shall survive the Closing until the first anniversary of Closing (“Indemnification Period”), except for the obligation of the Continuing Corporation to issue the Transaction Consideration and any covenants and agreements which by their terms must be performed after the Indemnification Period.”

15. Section 7.3(d) is hereby restated in its entirety to read as follows:

“(d) Aggregate Amount Limitation. The aggregate liability of the Indemnifying Parties for Losses pursuant to Section 7.1 to the Parent Indemnitees shall not in any event exceed the Fair Market Value (as defined below), measured as of the close of business of the date an indemnity claim is made pursuant to an Indemnity Notice (or the last previous trading day if the date an indemnity claim is made pursuant to an Indemnity Notice is not a trading day), of the number of shares of Continuing Corporation Common Shares equal to (X) 15% of the sum of the Transaction Shares plus the number of shares issuable upon exercise of the Assumed Options, minus (Y) the sum of the quotients obtained by dividing the dollar amount of each previous indemnity claim by the Fair Market Value of one Continuing Corporation Common Share, measured, in each case, as of the close of business of each date such previous indemnity claim was made pursuant to an Indemnity Notice (or the last previous trading day if the date such indemnity claim was made pursuant to an Indemnity Notice was not a trading day). EHL and any recipients of Continuing Corporation Common Shares issued in the Acquisition may pay any indemnity claim in cash, or in its sole discretion, Continuing Corporation Common Shares valued at a per share price equal to the Fair Market Value thereof, measured as of the close of business of the last trading day immediately prior to the date such indemnity claim is so paid. “Fair Market Value” shall mean the average last sale price of a Continuing Corporation Common Share on the ten consecutive trading days ending two days prior to the date of measure. Notwithstanding the foregoing, the obligation of the Continuing Corporation to issue Transaction Consideration and obligations pursuant to covenants and agreements which by their terms must be performed after the Effective Date shall not be subject to such limitation.”

16. Section 7.6 is hereby restated in its entirety to read as follows:

“7.6 Representative and Committee Capacities. The Parties acknowledge that the Representative and any member of the Committee’s obligations under this Article VII are to act solely as a representative or agent in the manner set forth herein with respect to the obligations under this Article VII and that no such Person acting in such capacity shall have any personal responsibility for any expenses incurred by him in such capacity or any payments to Indemnitee as a result of such indemnification obligations other than in its capacity as an Indemnifying Party as otherwise provided hereby. Out-of-pocket expenses of any such Person representing the interest of the Indemnitee for attorneys’ fees and other costs shall be borne by Indemnitee, which may, in turn, make a claim for reimbursement thereof against the Indemnifying Party upon the claim with respect to which such expenses are incurred becoming an established claim. The parties further acknowledge that all actions to be taken by Indemnitee pursuant to this Article VII shall be taken on its behalf by the Representative or Committee (as applicable) in accordance with the provisions of the this Agreement. The agency of the Representative may be changed by the holders of a majority in interest of the outstanding shares of EHL or, following the liquidation of EHL, a majority in interest of the Continuing Corporation Common Shares held buy the members of EHL as of the time of such final liquidation (collectively, the “Majority EHL Holders”), in each case from time to time upon not less than ten (10) days’ prior written notice to Representative and the Continuing Corporation. No bond shall be required of the Representative, and the Representative shall receive reasonable reimbursement for fees and expenses incurred in good faith arising out of or in connection with the acceptance or administration of his duties under this Agreement. If the Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent for the purposes of this Agreement, then the Majority EHL Holders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify the Continuing Corporation of the identity of such successor. Any such successor shall become the “Representative” for purposes of this Agreement. If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Majority EHL Holders.”

17. Section 8.1(b) is hereby restated in its entirety to read as follows:

“(b) by EHL if the Acquisition shall not have been consummated by May 17, 2008; and provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to EHL if any of its or its Affiliates actions or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement.”

18. The terms “Escrow,” “Escrow Shares,” “Escrow Agreement” and “Escrow Period” are hereby deleted from Article IX.

19. The Escrow Agreement shall not apply to the terms of the Agreement and shall not be an exhibit hereto and any reference thereto is hereby deleted.

Except as set forth herein, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ASCEND ACQUISITION CORP

By:	/s/Don K. Rice
Don K. Rice
Chairman of the Board and Chief Executive Officer

ASCEND COMPANY LIMITED

By:	/s/Don K. Rice
Don K. Rice
Chairman of the Board and Chief Executive Officer

ePAK HOLDINGS LIMITED

By:	/s/Steve Dezso
Steve Dezso
Chief Executive Officer

e.PAK RESOURCES (S) PTE. LTD.

By:	/s/Steve Dezso
Steve Dezso
Chief Executive Officer